Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 10, 2025

Registration Statement No. 333-275606-04

** PRICED ** $1.5+bn GM Financial Consumer Automobile Receivables Trust 2025-1, Prime Auto Loan ABS

Joint Leads: Credit Agricole (str), DB, JPM, MS, and TD

Co-Mgrs: Academy, BMO, RBC, and SMBC

CLS	$AMT (MM)	WAL	M/F**	BNCH	Spread	Yield	Coupon	Price
==========================================================================================================================

A-1	292.000	0.23	P-1/F1+	I-CRV	+9	4.395	4.395	100.00000

A-2A	340.070	1.02	Aaa/AAA	I-CRV	+33	4.491	4.440	99.99047

A-2B	214.060	1.02	Aaa/AAA	SOFRA30A	+33			100.00000

A-3	554.120	2.42	Aaa/AAA	I-CRV	+38	4.668	4.620	99.99257

A-4	99.930	3.57	Aaa/AAA	I-CRV	+43	4.787	4.730	99.96736

B	25.490	3.59	Aa2/AA	I-CRV	+70	5.058	5.000	99.98192

C	23.890	**Retained**
==========================================================================================================================

** Minimum Expected ratings

Transaction Details:

* Ticker: GMCAR 2025-1

* Offered Size: $1.5+bn

* Format: Public/SEC Registered

* Pricing speed: 1.30% ABS to 10% Call

* Expected Ratings: Moody’s/Fitch

* ERISA Eligible: Yes

* US RR Eligible: Yes

* EU RR Eligible: No

* Min denoms: $1k x $1k

* Expected Settlement: January 15, 2025

* First Payment Date: February 18, 2025

* Pricing: January 9, 2025

* Bill and Deliver: Credit Agricole

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow: www.dealroadshow.com

Passcode: GMCAR251

* Intex CDI File (Attached)

Intex Dealname: casgmcar20251_upsize

Password: 7BJB

CUSIPS:

A1 362955AA4

A2A 362955AB2

A2B 362955AC0

A3 362955AD8

A4 362955AE6

B 362955AF3

C 362955AG1

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Agricole will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-807-6030